Exhibit 3.3

Dorsey & Whitney LLP

51 West 52nd Street

New York, NY 10019-6119

April 12, 2012

The Bank of New York Mellon

as Trustee of the Smart Trust,

Tax-Advantaged Growth & Income Trust, Series 3

BNY Atlantic Terminal

2 Hanson Place, 12th Floor

Brooklyn, New York 11217

Hennion & Walsh, Inc.

2001 Route 46, Waterview Plaza

Parsippany, New Jersey 07054

Re:	Smart Trust, Tax-Advantaged Growth & Income Trust, Series 3

Ladies and Gentlemen:

We are acting as counsel to The Bank of New York Mellon (“BNYM”) in connection with the execution and delivery by BNYM of a certain Trust Indenture and Agreement dated January 22, 2004, and related Reference Trust Agreement dated as of today’s date (collectively, the “Trust Agreement”) among Hennion & Walsh, Inc. as Depositor (the “Depositor”), Hennion & Walsh Asset Management, Inc., as Portfolio Supervisor (the “Portfolio Supervisor”), and BNYM, as Trustee establishing the Smart Trust, Tax-Advantaged Growth & Income Trust, Series 3 (the “Trust”), and the execution by BNYM, as Trustee under the Trust Agreement, of a receipt for units evidencing ownership of all of the units of fractional undivided interest (such receipt for units and such aggregate units being herein respectively called “Receipt for Units” and “Units”) in the Trust, as set forth in the prospectus, (the “Prospectus”) included in the registration statement on Form S-6, as amended to the date hereof (the “Registration Statement”), relating to the Trust. The Trust consists of certain common stocks of domestic and foreign companies, as well as stock of closed-end funds (the “Securities”) (including delivery statements relating to contracts for the purchase of certain Securities not yet delivered and cash, cash equivalents or an irrevocable letter or letters of credit, or a combination thereof, in the amount required to pay for such purchases upon the receipt of such Securities) as listed under “Portfolio” in the Prospectus (such Securities, delivery statements and cash, cash equivalents, letter or letters of credit being herein called the “Portfolio Assets”). We have also assumed, based on representations made by BNYM, that any Portfolio Assets held outside the United States of America (the “U.S.”) will be held in foreign branches of BNYM or in foreign branches of other U.S. banks (collectively, “Foreign Branches”).

We have examined the Trust Agreement, and originals (or copies certified or otherwise identified to our satisfaction) of such other instruments, certificates and documents as we have deemed necessary or appropriate for the purpose of rendering this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to the original documents of all documents submitted to us as copies. As to any facts material to our opinion, we have, when relevant facts were not independently established, relied upon the aforesaid instruments, certificates and documents.

Based on the foregoing, we are of the opinion that:

1. BNYM is a corporation organized under the laws of the State of New York with the powers of a trust company under the Banking Law of the State of New York.

2. The Trust Agreement is in proper form for execution and delivery by BNYM, as Trustee, and has been duly executed and delivered by BNYM, as Trustee, and assuming due authorization, execution and delivery by the Depositor and the Portfolio Supervisor, the Trust Agreement is a valid and legally binding obligation of BNYM.

3. The Receipt for Units is in proper form for execution by BNYM, as Trustee, and has been duly executed by BNY, as Trustee, and pursuant to the Depositor’s instructions, the Trustee has registered on the registration books of the Trust the ownership of the Units by Cede & Co., as nominee of the Depository Trust Company where it has caused the Units to be credited to the account of the Depositor.

4. Foreign Branches of U.S. banks are eligible to act as trustee or custodian of unit investment trusts under Section 26(a)(1) of the Investment Company Act of 1940, as amended, (the “1940 Act”) and therefore possession of Portfolio Assets by such Foreign Branches would comply with the provisions of Section 26(a)(2)(D) of the 1940 Act.

In rendering the foregoing opinion we have not considered, among other things, the merchantability of the Portfolio Assets, whether the Portfolio Assets have been duly authorized and delivered or the tax status of the Portfolio Assets under any federal, state or local laws.

We are members of the New York Bar only and do not hold ourselves out as experts on, nor do we express any opinion as to, the laws of any jurisdiction other than the laws of the State of New York and the federal laws of the United States. This opinion is for your benefit and may not be disclosed to or relied upon by any other person without our prior written consent.

Very truly yours,

/s/ Dorsey & Whitney LLP